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                                                                    EXHIBIT 2(b)


Writer's Direct Number
(713) 831-2738
                               January 19, 2000

American General Life Insurance Company
2727-A Allen Parkway
Houston, Texas 77019

Dear Ladies and Gentlemen:

This opinion is furnished in connection with the Registration Statement on Form S-6, File No. 333-87307 ("Registration Statement") of Separate Account VL-R ("Separate Account VL-R") of American General Life Insurance Company ("AGL") covering an indefinite number of units of interest in Separate Account VL-R under The One VUL Solution (policy form No. 99615) flexible premium variable life insurance policies ("Policies"). Net premiums received under the Policies may be allocated to Separate Account VL-R as described in the prospectus included in the Registration Statement.

I participated in the preparation of the Policies and I am familiar with their provisions. I am also familiar with the description contained in the prospectus. In my opinion:

     The Illustrations of Hypothetical Policy Benefits appearing on page 18 of the Prospectus (the "Illustrations") are consistent with the provisions of the Policies. The assumptions upon which these Illustrations are based, including the current charges and the currently planned .25% and .50% reductions in the daily charges after a specified number of years, are stated in the prospectus and are reasonable. The Policies have not been designed so as to make the relationship between premiums and benefits, as shown in the Illustrations, appear disproportionately more favorable to prospective purchasers of Policies for preferred risk (the best risk class offered by AGL) non-tobacco user males age 45, than to prospective purchasers of Policies for males at other ages within this risk class or any other risk class, or for females. The particular Illustrations shown were not selected for the purpose of making the relationship appear more favorable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Accounting and Actuarial Experts" in the prospectus.


                                         /s/ ROBERT M. BEUERLEIN
                                         -------------------------------------
                                         Robert M. Beuerlein
                                         Senior Vice President & Chief Actuary